EXHIBIT 99.25

FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1.	Name and Address of Issuer

CORVUS GOLD INC. (the “Issuer”)
Suite 2300 – 1177 West Hastings Street
Vancouver, B.C. V6E 2K3

Item 2.	Date of Material Change

November 26, 2013

Item 3.	News Release

The date of the material change report issued pursuant to section 7.1 of National Instrument 51-102 with respect to the material change report disclosed in this report is November 26, 2013.  The material change report was issued in Vancouver, British Columbia through the facilities of the TSX Venture Exchange via Marketwire, Canada Stockwatch and Market News Publishing.

Item 4.	Summary of Material Change

The Issuer closes its non-brokered private placement of CAD $5.23 million.

Item 5.	Full Description of Material Change

The Issuer reports the closing of a CAD $5,230,000 non-brokered private placement (the “Offering”) on November 26, 2013. Under the terms of the Offering, the Issuer issued 5,230,000 common shares at a price of CAD $1.00 per share, which represents a 15% discount to the 5-day volume weighted average price from October 29 through November 4, 2013 of CAD $1.18.

Insider participants in Offering, which did not include the issuance of any warrants, include: Tocqueville Asset Management L.P. (1,000,000 shares); AngloGold Ashanti (USA) Exploration Inc. (3,000,000 shares); and the Issuer’s management & directors (385,000 shares) including Jeffrey Pontius, Dr. Russell Myers, Catherine Gignac, Steve Aaker, Quentin Mai, Peggy Wu and Lawrence Talbot.  Full insider transaction details can be found on SEDI (www.sedi.ca).  The Issuer now has approximately CAD $8M in working capital as at the closing of the Offering.

The Issuer paid a finder’s fee to each of Euro Pacific Capital, Inc. and Scarsdale Equities LLC in the amounts of $8,500 and $12,500, respectively, in connection with the portion of the Offering raised through such firms.  The finder’s fee is equal to 5% of the gross proceeds raised from investors introduced to the Issuer by such firms.  All common shares issued in the Offering have a hold period in Canada of four months from the closing of the Offering.  In addition, all common shares issued in the Offering are subject to resale restrictions under U.S. federal and state securities laws.

The Issuer has determined that there are exemptions available from the various requirements of Multilateral Instrument 61-101 for the issuance of the common shares in the Offering to insiders.  There is no change of control, and no new insiders have been created, as a result of the Offering.

The common shares issued in the Offering have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “1933 Act”) or any applicable state securities laws and may not be offered or sold in the United States or to, or for the account or benefit of, U.S.

persons (as defined in Regulation S under the 1933 Act) or persons in the United States absent registration or an applicable exemption from such registration requirements.  This material change report shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the foregoing securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Cautionary Note Regarding Forward-Looking Statements

This material change report contains forward-looking statements and forward-looking information (collectively, “forward-looking statements”) within the meaning of applicable Canadian and US securities legislation about the Issuer and its business. Forward-looking statements are statements that are not historical facts, and include, without limitation, statements regarding the anticipated content, commencement and cost of exploration programs, anticipated exploration program results, the discovery and delineation of mineral deposits/resources/reserves, the planned use of the proceeds from the Offering by the Issuer, the proposed completion and release of an updated resource estimate and preliminary economic assessment for the North Bullfrog project, whether in Q1, 2014 or at all, the ability of the Issuer to be able to continue with an aggressive drill program at Yellowjacket and other high-grade targets as well as proceed towards initial permitting work next year, the potential for any mining or production at North Bullfrog following a production decision, business and financing plans and business trends are forward-looking statements.  Although the Issuer believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events. The Issuer cautions investors that any forward-looking statements by the Issuer are not guarantees of future results or performance, and that actual results may differ materially from those in forward-looking statements as a result of various factors, including, but not limited to, those risks and uncertainties disclosed in the Issuer’s latest interim Management Discussion and Analysis filed with certain securities commissions in Canada and other information released by the Company and filed with the appropriate regulatory agencies. All of the Issuer's Canadian public disclosure filings may be accessed via www.sedar.com and readers are urged to review these materials, including the technical reports filed with respect to the Issuer's mineral properties.

Item 6.	Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable

Item 7.	Omitted Information

No information has been omitted on the basis that it is confidential.
Item 8.	Senior Officer

The following senior officer of the Issuer is knowledgeable about the material change disclosed in this report.

Jeffrey A. Pontius, Chairman & CEO
Business Telephone No.: (303) 470-8700

Item 9.	Date of Report

November 28, 2013